Exhibit 99

221 East Hickory Street
Mankato, Minnesota 56001

	Contact:	David Christensen	Elin Raymond
		CFO	President
For Immediate Release		HickoryTech	The Sage Group
		507-387-3355	612-321-9897

HickoryTech Reports Fourth Quarter, Full-Year Results

Income from Continuing Operations up 32.9% for Quarter, 35.6% for Year

MANKATO, Minn., Feb. 16, 2004—HickoryTech Corporation (Nasdaq: HTCO) today reported results for its fourth quarter and year ended December 31, 2003, with significant progress on a number of fronts.  In addition, the company announced an accounting change to its third quarter results.

•                  Income from continuing operations up 32.9 percent for the quarter and 35.6 percent for the year

•                  Wireless divestiture finalized with reduction of outstanding shares of 7.4 percent

•                  Long-term debt reduced $22 million in quarter, $39.4 million for year

•                  Total costs and expenses reduced 4.8 percent in quarter, 1.2 percent for year

•                  Interest expenses reduced 19.6 percent in quarter, 17.6 percent for year

•                  Telecom Sector revenues up 5.7 percent in quarter and 6 percent for the year

•                  Tax effect of wireless divestiture – third quarter earnings change

Fourth quarter profitability up, expenses down

For the fourth quarter of 2003, HickoryTech reported income from continuing operations of $2.4 million, or $0.18 per diluted share, versus $1.8 million or $0.13 in the fourth quarter of 2002, a 32.9 percent improvement. Operating income was $5.3 million, a 15.6 percent increase over $4.6 million for the same quarter a year ago, primarily as a result of a $915,000, or 4.8 percent, reduction in total costs and expenses. Revenues were $23.4 million compared to $23.6 million last year, a decrease of less than 1 percent.

On December 16, 2003, HickoryTech announced that it had finalized the previously announced sale of its wireless business to Western Wireless Corporation in exchange for consideration of approximately $25 million. HickoryTech received cash and approximately one million shares of HickoryTech common stock held by Western Wireless. The transaction reduced the total number of HickoryTech shares outstanding by approximately 7.4 percent. Net cash proceeds of $15 million from the transaction were applied to debt reduction. All operating results of the wireless business are excluded from the results from continuing operations discussed in this release, because such results have been reported as discontinued operations.

“We are pleased that the strong income from continuing operations which we’ve shown throughout the year continued in the fourth quarter. Our strategic initiatives have enhanced our operating results,” John Duffy, president and chief executive officer said. “We are now focusing on the improvement of our core wireline and

— more —

broadband business. We are also pleased to have lowered our long-term debt by another 15.5 percent in the fourth quarter of 2003. All of these improvements have added shareholder value.”

For the fourth quarter ended December 31, 2003, net income, which includes operating results of both continuing operations and the discontinued wireless operation, was $2.4 million or $0.18 per share, compared with a net loss of $22.6 million, or $1.61 per share in the prior fourth quarter. The net loss in the fourth quarter of 2002 included a $24.7 million after-tax charge to earnings caused by an asset impairment charge.

Total costs and expenses from continuing operations, including depreciation and amortization, declined 4.8 percent for the fourth quarter of 2003 compared to the fourth quarter of 2002. This decline was the result of service improvements, reduction of management incentive compensation associated with financial objectives, and a reduction in the amount of bad debt expense relating to interexchange carriers in 2002. Interest expense declined 19.6 percent to $1.5 million for the fourth quarter of 2003 compared to the fourth quarter of 2002, as the company reduced long-term debt in the quarter by $22 million to $119.6 million. Overall during 2003, long-term debt was reduced by $39.4 million.

Growing Strength in Telecom Sector

The Telecom Sector, which represents over 80 percent of HickoryTech’s revenues, increased revenues by over $1 million in the fourth quarter of 2003 compared to the fourth quarter of 2002, an increase of 5.7 percent. Within the sector, ILEC network access revenues contributed $557,000 or 6.8 percent more revenue in the fourth quarter of 2003 than in the fourth quarter of 2002.  CLEC local service contributed $76,000 or 9.7 percent more revenue in the fourth quarter of 2003 than the prior year fourth quarter. Within the Telecom Sector, overall broadband penetration continued to increase with the addition of 713 DSL lines in the fourth quarter of 2003, up 10.7 percent from the third quarter of 2003. For the full year of 2003, total DSL lines increased to 7,407, an improvement of 86.5 percent relative to 2002. Duffy commented, “The strength of the Telecom Sector was driven by the growth rate in DSL, increased revenue from CLEC operations, and cost efficiencies.”

2003 Income from Continuing Operations up 35.6 percent

For the year ended December 31, 2003, the company reported income from continuing operations of $8.5 million, or $0.61 per diluted share, an increase of 35.6 percent over the $6.2 million or $0.44 in 2002. Revenues for 2003 were $92.9 million compared to $91.1 million for 2002, an increase of 1.9 percent. Operating income in 2003 was $20.2 million, a 14.9 percent increase over the $17.6 million in 2002.

For 2003, the company’s net loss was $12.8 million or $0.92 per share, versus a net loss of $16.6 million or $1.19 per share, for 2002. There were losses in both 2003 and 2002 associated with impairment charges related to assets in the wireless business. Total costs and expenses, including depreciation and amortization, declined 1.2 percent during 2003 relative to 2002.

For 2003, revenues in the Telecom Sector increased 6 percent. The increase was largely offset, however, by declines in revenues in both the Enterprise Solutions Sector and the Information Solutions Sector. Results in these sectors reflected continuing soft economic conditions. Total operating revenues grew 1.9 percent in 2003 when compared to 2002.

Tax effect of wireless divestiture – third quarter earnings change

The company has determined that the amount of the deferred income tax benefit related to the loss on disposal previously reported with respect to the third quarter of fiscal 2003 should be restated to reflect a reduction of $7,415,000. This revision will increase the previously reported third quarter loss from discontinued operations by $7,415,000, and correspondingly reduce long-term deferred income tax assets by $5,211,000 and increase long-term deferred income tax liabilities by $2,204,000, both at September 30, 2003. The revision reduces each of the previously reported basic and diluted loss per share amounts from discontinued operations for the three and nine months ended September 30, 2003 by $0.53 and the net income per share amounts for the three and nine month periods by $0.53. However, the revision has no effect on the company’s previously reported revenue, operating income, nor income from continuing operations (and related per share amounts). HickoryTech will amend its previously filed Form 10-Q Report for the fiscal quarter ended September 30, 2003 to reflect these revisions.

Positioned for growth in 2004 and beyond

Duffy stated, “We enjoy a very solid presence as a rural telecom provider within a regional market. We believe we have made our company stronger in 2003. For 2004 and beyond, we are looking to build the volume of our business and to expand its scope.” He concluded, “We are prepared to take advantage of opportunities for organic and strategic growth.”

Further discussion of the fourth quarter results, as well as additional guidance regarding management’s outlook, will be given during the company’s quarterly conference call and Webcast with investors at 8:00 a.m. Central Standard Time on Tuesday February 17, 2004. Investors can access the Webcast through a link on HickoryTech’s homepage at www.HickoryTech.com or through www.CCBN.com.

About HickoryTech

About HickoryTech Corporation: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minnesota, with over 400 employees and operations in Minnesota and Iowa. HickoryTech is in its 107th year of operation with a full array of telecommunications products and services for business and residential customers in the local telephone exchange business. Additionally, it offers competitive local, long distance, Internet and Broadband services. From this base, it has expanded into information solutions (IT support and telecom billing software) and enterprise solutions for businesses (communications installation and service; networking equipment and data management solutions). To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Statement of Operations

	For Three Months Ended December 31		For Twelve Months Ended December 31
(Dollars in Thousands)	2003	2002	2003	2002
Revenues:
Telecom Sector	$19,288	$18,251	$75,346	$71,108
Information Solutions Sector	590	1,185	3,199	4,249
Enterprise Solutions Sector	3,488	4,126	14,347	15,781
Total Revenues	23,366	23,562	92,892	91,138

Costs and Expenses:
Cost of Goods Sold, Enterprise Solutions	2,541	2,733	10,216	10,638
Operating Expenses, excluding Depreciation and Amortization	11,390	11,755	46,630	47,406
Asset Impairment	—	316	—	316
Depreciation	3,857	3,482	14,870	13,567
Amortization of Intangibles	236	653	997	1,642
Total Costs and Expenses	18,024	18,939	72,713	73,569

Operating Income	5,342	4,623	20,179	17,569

Equity in Net Income (Loss) of Investees	13	2	9	(25)
Interest and Other Income	20	207	53	345
Interest Expense	(1,479)	(1,839)	(6,103)	(7,405)

Income from Continuing Operations Before Income Taxes	3,896	2,993	14,138	10,484
Income Taxes	1,497	1,188	5,683	4,249

Income from Continuing Operations	2,399	1,805	8,455	6,235

Discontinued Operations
Income (Loss) From Discontinued Operations	400	(41,329)	(23,087)	(38,692)
Income Taxes(Benefit)	358	(16,911)	(1,857)	(15,830)
Income (Loss) on Discontinued Operations	42	(24,418)	(21,230)	(22,862)

Net Income (Loss)	$2,441	$(22,613)	$(12,775)	$(16,627)

(Not in thousands)

WEIGHTED AVERAGE NUMBER OF SHARES (BASIC)	13,819,746	14,067,144	13,934,178	14,023,645
EARNINGS PER SHARE FOR CONTINUING OPERATIONS	$0.18	$0.13	$0.61	$0.44
EARNINGS PER SHARE FOR DISCONTINUED OPERATIONS	—	(1.74)	(1.53)	(1.63)
	$0.18	$(1.61)	$(0.92)	$(1.19)

DIVIDENDS PER SHARE	$0.11	$0.11	$0.44	$0.44

WEIGHTED AVERAGE NUMBER OF SHARES (DILUTIVE)	13,861,789	14,084,534	13,961,282	14,075,684
EARNINGS PER SHARE (DILUTIVE) FOR CONTINUING OPERATIONS	$0.18	$0.13	$0.61	$0.44
EARNINGS PER SHARE (DILUTIVE) FOR DISCONTINUED OPERATIONS	—	(1.74)	(1.53)	(1.62)
	$0.18	$(1.61)	$(0.92)	$(1.18)

HICKORY TECH CORPORATION

CONSOLIDATED BALANCE SHEETS

As of December 31

(Dollars in Thousands)

	2003	2002
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$278	$1,874
Receivables, Net of Allowance for Doubtful Accounts of $1,283 and $1,358	9,984	11,056
Income Taxes Receivable	2,838	3,222
Costs in Excess of Billings on Contracts	934	2,107
Inventories	4,453	5,059
Deferred Income Taxes	1,057	951
Other	2,497	2,840
TOTAL CURRENT ASSETS	22,041	27,109
INVESTMENTS	6,710	10,517
PROPERTY, PLANT AND EQUIPMENT	230,490	247,375
Less ACCUMULATED DEPRECIATION	116,487	111,101
PROPERTY, PLANT AND EQUIPMENT, NET	114,003	136,274
OTHER ASSETS:
Goodwill	25,086	25,086
Intangible Assets, Net	481	34,669
Financial Derivative Instrument	2,515	—
Deferred Costs and Other	4,876	6,556
TOTAL OTHER ASSETS	32,958	66,311
TOTAL ASSETS	$175,712	$240,211
LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Cash Overdraft	$1,001	$—
Accounts Payable	3,771	4,543
Accrued Expenses	3,243	3,719
Accrued Interest	41	512
Billings in Excess of Costs on Contracts	73	80
Advanced Billings and Deposits	3,040	3,741
Current Maturities of Long-Term Obligations	1,572	1,441
TOTAL CURRENT LIABILITIES	12,741	14,036
LONG-TERM OBLIGATIONS, Net of Current Maturities	118,040	157,599
DEFERRED INCOME TAXES	10,331	4,377
DEFERRED REVENUE AND EMPLOYEE BENEFITS	5,883	5,604
TOTAL LIABILITIES	146,995	181,616
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common Stock, no par value, $.10 stated value Shares authorized: 100,000,000 Shares outstanding: 2003, 12,967,811; 2002, 13,983,929	1,297	1,398
Additional Paid-In Capital	7,690	7,885
Retained Earnings	18,246	49,312
Accumulated Other Comprehensive Income	1,484	—
TOTAL SHAREHOLDERS’ EQUITY	28,717	58,595
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$175,712	$240,211

Telecom Sector Recap of Continuing Operations

	For Three Months Ended December 31		For Year Ended December 31
(Dollars in Thousands)	2003	2002	2003	2002

ILEC
Revenues
Local Service	$3,794	$3,818	$15,143	$15,137
Network Access	8,780	8,223	33,881	32,377
Data	494	443	1,857	1,557
Intersegment	69	69	275	274
Other	1,717	1,684	7,099	7,459
Total Revenues	$14,854	$14,237	$58,255	$56,804

Key Metrics
Access Lines	63,099	65,355
DSL Customers	4,764	2,498

Communications Services
Revenues
Local Service	$856	$780	$3,332	$2,845
Network Access	649	522	2,374	1,900
Long Distance	1,096	1,157	4,406	4,236
Internet	975	915	3,810	3,563
Data	378	209	1,301	762
Digital TV	98	70	364	232
Other	451	430	1,779	1,040
Total Revenues	$4,503	$4,083	$17,366	$14,578

Key Metrics
Access Lines
Overbuild	9,871	7,796
Unbundled Network Element (UNE)	1,647	1,343
Total Service Resale (TSR)	2,629	4,845
Total	14,147	13,984
Long Distance Customers	40,366	35,566
Internet Customers	16,132	14,420
DSL Customers	2,643	1,473

Total ContinuingTelecom Sector
Revenues	$19,357	$18,320	$75,621	$71,382
Operating Expenses, excluding Depr. and Amort.	9,535	9,000	37,366	36,061
Asset Impairment	—	316	—	316
Depreciation and Amortization	3,381	3,170	13,160	12,326
Operating Income	$6,441	$5,834	$25,095	$22,679

Net Income	$3,865	$3,506	$14,941	$13,617

Other - Continuing Operations
Capital Expenditures	$5,628	$3,138	$10,719	$9,600
Customers	133,744	129,325
DSL Customers	7,407	3,971

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